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                                                                    Exhibit 5(a)

                                 March 28, 2000


On Command Corporation
6331 San Ignacio Avenue
San Jose,  California  95119


         Re:      Amendment No. 1 to Registration Statement on Form S-8


Ladies and Gentlemen:

                  At your request, I have examined the Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about March 28, 2000 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 shares of Common Stock (the "Stock") subject to issuance by you in connection with the exercise of stock options to be granted by you under your 1997 Non-Employee Directors Stock Plan (the "Directors Plan").

         In rendering this opinion, I have examined the following:

         (1) the Registration Statement, together with the Exhibits filed as a part thereof;

         (2) the Prospectuses prepared in connection with the Registration Statement; and

         (3) copies of the minutes of meetings of the Company's Board of Directors and stockholders relating to the adoption of the Purchase Plan and Directors Plan.

         In my examination of documents for purposes of this opinion, I have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies, the legal capacity of all natural persons executing the same, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by me and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         As to matters of fact relevant to this opinion, I have relied solely upon my examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records included in the documents referred to above. I have made no independent investigations or other attempts to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, I am not aware of any facts that would lead me to believe that the opinion expressed herein is not accurate.

         Based upon the foregoing, it is my opinion that the 200,000 shares of Stock that may be issued and sold by you in connection with the exercise of stock options to be granted under the Directors Plan when issued and sold in accordance with the Directors Plan and agreements to be entered into thereunder reflecting the stock options, and in the manner referred to in the relevant Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.



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         I consent to the use of this opinion as an exhibit to the Registration
Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

         This opinion speaks only as of its date and is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any purpose.

                                                         Very truly yours,

                                                         /s/ Arthur M. Aaron
                                                         ----------------------
                                                         Arthur M. Aaron
                                                         Acting General Counsel
                                                         and Secretary